NEWS RELEASE

The Hartford Reports First Quarter 2013 Financial Results

•	Core earnings* of $456 million, or $0.92 per diluted share

•	Net loss of $241 million, or $0.58 per diluted share

•	Standard Commercial renewal written price increases averaged 9%

•	Combined ratio, before catastrophes and prior year development*, of 91.8 compared with 93.9 in the first quarter of 2012

•	Sales of Individual Life and Retirement Plans closed in January 2013

•	Japan variable annuity hedging programs expanded in the first quarter of 2013 to effectively eliminate currency and equity market risk

HARTFORD, Conn., April 29, 2013 – The Hartford (NYSE:HIG) reported core earnings of $456 million, or $0.92 per diluted share, for the three months ended March 31, 2013 (first quarter 2013), up 7% from $426 million, or $0.87 per diluted share, for the three months ended March 31, 2012 (first quarter 2012). Improved core earnings in the company's go forward Property and Casualty (P&C), Group Benefits and Mutual Funds businesses and lower core losses in Corporate were partially offset by reduced core earnings from Talcott Resolution, the company's run-off life and annuity operation, due to the January 2013 sales of the Retirement Plans and Individual Life businesses and lower core earnings from annuities.

The company reported a first quarter 2013 net loss of $241 million, or $0.58 per diluted share, compared with net income of $96 million, or $0.18 per diluted share, in the first quarter of 2012. First quarter net income included a $541 million, after tax, unlock charge principally due to the expanded hedging of the international variable annuity block, and a $138 million, after tax, loss on extinguishment of debt.

“The Hartford reported strong performance in the first quarter of 2013,” said The Hartford's
Chairman, President and CEO Liam E. McGee. “Our go-forward businesses delivered core earnings growth of 19% across Property and Casualty, Group Benefits and Mutual Funds. P&C Standard Commercial renewal written price increases averaged 9% and our consolidated P&C combined ratio, ex-catastrophes and prior year development, improved by more than 2 points to 91.8. Group Benefits core earnings of $30 million were significantly improved from last year and gross sales for Mutual Funds were up 34% over first quarter 2012. We are pleased with the progress we are making with these businesses, as well as their outlook for profitable growth.”

*Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP").

“During the quarter, we executed a major portion of our capital management plan and effectively eliminated the currency and equity market risk of the Japan variable annuity block with an expanded hedging program," said Executive Vice President and Chief Financial Officer Christopher J. Swift. "Talcott Resolution is now capital self-sufficient, the company's capital flexibility is significantly enhanced, and our capital generation outlook is improved. As a result, we are developing the next phase of our 2013 and 2014 capital management plans.”
CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	March 31, 2013	March 31, 2012	Change[3]
Net income (loss)	($241)	$96	NM
Net income (loss) available to common shareholders per diluted share	$(0.58)	$0.18	NM
Core earnings (losses):
Property & Casualty	$318	$284	12%
Group Benefits	30	5	NM
Mutual Funds	20	20	—%
Talcott Resolution	161	219	(26)%
Corporate	(73)	(102)	(28)%
Core earnings	$456	$426	7%
Weighted average diluted common shares outstanding	493.1	489.9	1%
Core earnings available to common shareholders per diluted share[1]	$0.92	$0.87	6%
Book value per diluted share	$42.43	$43.25	(2)%
Book value per diluted share (ex. AOCI)[2]	$39.09	$40.55	(4)%

[1]	Includes dilutive potential common shares and assumed conversion of preferred shares

[2]	Accumulated other comprehensive income (AOCI)

[3]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.

First quarter 2013 net income and core earnings included the following items that increased both net income and core earnings by $27 million, after tax, or $0.05 per diluted share:

•
First quarter 2013 catastrophe losses that were lower than the company's forecast by approximately $36 million, after tax ($0.07 per diluted share on a core earnings basis); first quarter 2013 catastrophe losses totaled $21 million, after tax; and

•	First quarter 2013 unfavorable prior year development (PYD) of $14 million, before tax ($9 million, after tax, or $0.02 per diluted share on a core earnings basis).

First quarter 2012 included the following items that increased net income by $57 million, after tax, and core earnings by $58 million, after tax, or $0.12 per diluted share on a core earnings basis:

•	First quarter 2012 catastrophe losses that were lower than the company's forecast by approximately $1 million, after tax; catastrophe losses totaled $46 million, after tax;

•	Favorable PYD of $29 million, before tax ($19 million, after tax, or $0.04 per diluted share on a core earnings basis); and

•
Net income of $37 million and core earnings of $38 million (or $0.08 per diluted share) from the Retirement Plans and Individual Life businesses that were sold on January 1, and January 2, respectively, of 2013.

PROPERTY & CASUALTY (CONSOLIDATED)
First Quarter 2013 Highlights:

•	First quarter 2013 core earnings rose 12% due to better underwriting results compared with the first quarter of 2012

•	First quarter 2013 combined ratio improved to 93.6 from 95.6 in the first quarter of 2012

•	First quarter 2013 combined ratio, before catastrophes and prior year development (PYD), improved to 91.8 from 93.9 in the first quarter of 2012

PROPERTY & CASUALTY
($ in millions)	Three Months Ended
	March 31, 2013	March 31, 2012	Change
Written premiums	$2,523	$2,549	(1)%
Underwriting gain	$154	$108	43%
Investment income	$312	$317	(2)%
Core earnings	$318	$284	12%
Net income	$351	$324	8%
Combined ratio	93.6	95.6	2.0
Combined ratio before catastrophes and PYD	91.8	93.9	2.1
PYD, before tax	$14	$(29)	NM
Catastrophe losses, before tax	$32	$71	(55)%

P&C (Consolidated) includes the consolidated financial results of the company's three P&C segments: P&C Commercial, Consumer Markets and P&C Other Operations.

First Quarter 2013 Results

First quarter 2013 P&C net income was $351 million and core earnings were $318 million, up 8% and 12%, respectively, over the first quarter of 2012. The increases reflect an improvement in the combined ratio and underwriting gain from 95.6 and $108 million, respectively, in the first quarter of 2012 to 93.6 and $154 million in the first quarter of 2013. The improvement in the combined ratio and underwriting gain was principally due to improved P&C Commercial underwriting margins as a result of the company's pricing and underwriting initiatives that began in 2011.

During the quarter, the company also had lower catastrophe losses that were partially offset by unfavorable PYD compared to the first quarter of 2012. Before catastrophes and PYD, the P&C (Consolidated) combined ratio in the first quarter of 2013 was 91.8 compared with 93.9 in the first quarter of 2012, reflecting improved underwriting margins in P&C Commercial. Catastrophe losses totaled $32 million, before tax, in the first quarter of 2013 compared with $71 million, before tax, in the first quarter of 2012. Unfavorable PYD totaled $14 million, before tax, in the first quarter of 2013 compared with favorable PYD of $29 million, before tax, in the first quarter of 2012. Unfavorable PYD in the first quarter of 2013 was comprised of $8 million from P&C Commercial, $4 million from Consumer Markets and $2 million from P&C Other.

First quarter 2013 written premiums declined 1% over the prior year period, as lower premiums in P&C Commercial Markets were partially offset by 2% written premium growth in Consumer Markets.

P&C Commercial
First Quarter 2013 Highlights:

•
First quarter 2013 underwriting gain of $91 million compared with $4 million in the first quarter of 2012 reflecting improved current accident year results, including lower catastrophes, as well as lower unfavorable PYD

•	Standard Commercial renewal written price increases rose to 9% in the first quarter of 2013 compared with 7% in the prior year quarter

•	Middle Market workers’ compensation and property achieved renewal written price increases in the low teens in the first quarter of 2013

P&C COMMERCIAL
($ in millions)	Three Months Ended
	March 31, 2013	March 31, 2012	Change
Underwriting gain	$91	$4	NM
Combined ratio	94.0	99.7	5.7
Combined ratio before catastrophes and PYD	93.1	96.4	3.3
Written premiums	$1,645	$1,687	(2)%

P&C Commercial underwriting gain was $91 million in the first quarter of 2013 compared with an underwriting gain of $4 million in the first quarter of 2012. The higher underwriting gain was primarily due to improved current accident year profitability, including lower catastrophes, as well as lower unfavorable PYD. First quarter 2013 catastrophe losses totaled $6 million, before tax, significantly lower than catastrophe losses of $32 million, before tax, in the first quarter of 2012. Unfavorable PYD declined to $8 million, before tax, in the first quarter of 2013 compared with unfavorable PYD of $20 million, before tax, in the first quarter of 2012.

The combined ratio, before catastrophes and PYD, improved to 93.1 in the first quarter of 2013 compared with 96.4 in the first quarter of 2012, reflecting improved underwriting margins in each of the company's business lines (Small Commercial, Middle Market and Specialty) resulting from the company's pricing and underwriting initiatives.

Written premiums declined 2% from $1,687 million in the first quarter of 2012 to $1,645 million in the first quarter of 2013. Excluding the conversion of one large account from a retrospectively-rated program to a high-deductible policy, written premiums decreased 1% over the same period driven by the impact of pricing and underwriting actions implemented to improve profitability. Pricing increases and new business did not fully offset the impact of non-renewals.

P&C Commercial renewal written pricing continued to be strong, achieving increases in all standard commercial business lines in the first quarter of 2013. Standard Commercial, which is comprised of Small Commercial and Middle Market, averaged renewal written pricing increases of 9%, a 2 point increase over the first quarter of 2012. Middle Market pricing increased 11%, while Middle Market workers' compensation and property pricing increased in the low teens.

New business premium for Small Commercial and Middle Market totaled $231 million, down 2% from $236 million in the first quarter of 2012. Policy count retention in Small Commercial was 82% in the first quarter of 2013 compared with 84% in the first quarter of 2012. Middle Market policy count retention for the first quarter of 2013 was 77%, a decrease from 79% in the first quarter of 2012.

Consumer Markets
First Quarter 2013 Highlights:

•	First quarter 2013 written premiums rose 2% compared with first quarter 2012 due to strong new business and improved retention

•	First quarter 2013 auto and homeowners new business premium rose 5% compared with the first quarter of 2012 due to growth in AARP Direct and AARP Agency

•	First quarter 2013 combined ratio, excluding catastrophes and PYD, improved to 88.6 compared with 88.8 in the prior year quarter

•	Auto and homeowners first quarter 2013 policy count retention each improved 2 points compared with the first quarter of 2012

CONSUMER MARKETS
($ in millions)	Three Months Ended
	March 31, 2013	March 31, 2012	Change
Underwriting gain	$72	$118	(39%)
Combined ratio	92.0	87.0	(5.0)
Combined ratio before catastrophes and PYD	88.6	88.8	0.2
Written premiums	$878	$861	2%

Consumer Markets reported an underwriting gain of $72 million in the first quarter of 2013, down from $118 million in the first quarter of 2012 as lower catastrophe losses were more than offset by less favorable prior year reserve development. First quarter 2013 underwriting results included current year catastrophe losses of $26 million, before tax, compared with $39 million, before tax, in the first quarter of 2012. Unfavorable PYD was $4 million, before tax, in the first quarter of 2013 compared with favorable development of $55 million, before tax, in the first quarter of 2012.

Consumer Markets combined ratio, before catastrophes and PYD, was 88.6 in the first quarter of 2013, down from 88.8 in the first quarter of 2012. The improvement of 0.2 points reflected a 0.4 point improvement in the expense ratio driven by lower operating expenses and an improvement in the auto loss ratio that was partially offset by an increase in the homeowners loss ratio. The auto combined ratio, before catastrophes and PYD, was down 0.5 points due to earned pricing increases and lower underwriting expenses, partially offset by higher loss adjustment expenses. The homeowners combined ratio, before catastrophes and PYD, was 0.5 points higher than the first quarter of 2012 driven, in part, by modestly higher severity for fire and non-catastrophe weather claims.

First quarter 2013 written premiums rose 2% from the first quarter of 2012 as a result of improved premium and policy count retention and a 5% increase in new written premium due to strong production in AARP Direct and AARP Agency. Auto new business premiums were up slightly while homeowners increased 20%. First quarter 2013 policy count retention for auto and homeowners each increased by 2 points to 86% and 87%, respectively, from the first quarter of 2012. Premium retention for auto and homeowners increased by 4 points and 3 points to 88% and 92%, respectively.

P&C Other Operations
First Quarter 2013 Highlights:

First quarter 2013 underwriting loss was $9 million compared with $14 million in the first quarter of 2012. First quarter 2013 results included unfavorable PYD of $2 million, before tax, while first quarter of 2012 included unfavorable PYD of $6 million, before tax, primarily resulting from an increase in environmental reserves. The company will complete its annual ground-up reserve analysis of asbestos and environmental exposures in the second quarter of 2013.

GROUP BENEFITS
First Quarter 2013 Highlights:

•
Fully insured premiums declined 15% in the first quarter of 2013 as a result of continued pricing discipline and the previously-announced non-renewal of the segment's largest account due to pricing and other considerations

•	First quarter 2013 core earnings were $30 million, a significant improvement from $5 million in the first quarter of 2012, driven by improved group long-term disability results

•	After-tax margin on core earnings was 3.2% in the first quarter of 2013 compared with 0.5% in the first quarter of 2012

GROUP BENEFITS
($ in millions)	Three Months Ended
	March 31, 2013	March 31, 2012	Change
Fully insured premiums¹	$812	$954	(15%)
Loss ratio	77.4%	83%	5.6
Core earnings	$30	$5	NM
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents

Group Benefits first quarter net income rose to $42 million compared with $18 million in the first quarter of 2012 due to improved core earnings. Core earnings in the first quarter of 2013 were $30 million compared with $5 million in the first quarter of 2012, driven by improved group long term disability results.

The loss ratio improved to 77.4% compared with 83% in the first quarter of 2012, a 5.6 point improvement. The overall group disability loss ratio improved by 8.3 points from the prior year period, reflecting improvements in the long-term disability loss ratio driven by lower severity and improved claim recoveries. Group long-term disability claims incidence was stable year over year, but remains elevated when compared to historical levels.

In the first quarter of 2013, fully insured premiums in Group Benefits were $812 million, down 15% compared with $954 million in the first quarter of 2012. The decline in premiums was a result of pricing discipline for new business and its impact on renewal persistency, and the non-renewal of the largest account in this segment due to pricing and other considerations. The impact on core earnings and net income of the non-renewal is expected to be nominal.

MUTUAL FUNDS
First Quarter 2013 Highlights:

•First quarter 2013 gross sales improved 34% versus first quarter 2012

•	First quarter 2013 core earnings were $20 million, flat with the first quarter of 2012 as higher revenue was offset by increased distribution expenses

MUTUAL FUNDS
($ in millions)	Three Months Ended
	March 31, 2013	March 31, 2012	Change
Core earnings	$20	$20	—%
Total Mutual Funds assets under management	$65,808	$63,260	4%
Annuity assets under management	$26,628	$29,145	(9%)
Total assets under management	$92,436	$92,405	—%
Average assets under management	$90,042	$88,972	1%

First quarter 2013 net income for Mutual Funds totaled $18 million, down 10% compared with $20 million in the first quarter of 2012 due to higher distribution expenses combined with certain restructuring costs. Mutual Funds first quarter 2013 core earnings were $20 million, flat compared with the first quarter of 2012.

Mutual Funds assets under management increased 4% to $65.8 billion at March 31, 2013 from $63.3 billion at March 31, 2012, reflecting market appreciation of $6.3 billion, partially offset by $3.8 billion of negative net flows.

TALCOTT RESOLUTION
First Quarter 2013 Highlights:

•	The Japan variable annuity (VA) hedging program was expanded in the first quarter of 2013, effectively eliminating equity market and currency risk

•
U.S. VA account values totaling approximately $570 million were surrendered under the Enhanced Surrender Value Program (ESV), which was launched in the first quarter; the ESV program cost reduced core earnings by $25 million

•	Negative net flows in the U.S. and International VA blocks totaled $3.3 billion and $1.0 billion, respectively, in the first quarter of 2013

TALCOTT RESOLUTION
($ in millions)	Three Months Ended
	March 31, 2013	March 31, 2012	Change
Core earnings	$161	$219	(26%)
Net loss	$(294)	$(170)	73%
U.S. annuity account value	$76,297	$83,742	(9%)
International annuity account value	$32,241	$35,861	(10%)
U.S. VA annualized full surrender rate[1]	14.5%	9.6%	4.9
Japan VA annualized full surrender rate[1]	9.6%	2.8%	6.8
[1] Full surrender rate represents full contract liquidation; excludes partial withdrawals

Talcott Resolution first quarter 2013 net loss was $294 million compared with a net loss of $170 million in the first quarter of 2012. Talcott Resolution net loss for the first quarter of 2013 included the following items, which are not included in core earnings:

•
Unlock charge for market performance and assumption changes of $541 million, after tax, primarily due to expanded Japan VA hedging costs, compared with a benefit of $214 million, after tax, in the first quarter of 2012;

•	Restructuring and other costs of $1 million, after tax, compared with $0 million in the first quarter of 2012;

•	Net reinsurance gain on dispositions of $44 million, after tax, due to the sale of Individual Life and Retirement Plans businesses in January 2013; and

•
Net realized capital gain of $43 million, after tax and DAC, compared with losses of $603 million in the first quarter of 2012, principally as a result of the company's International VA hedging programs.

Talcott Resolution first quarter 2013 core earnings were $161 million, a 26% decrease compared with $219 million in the first quarter of 2012 principally due to the sale of the Individual Life and Retirement Plans businesses in January 2013. Excluding earnings from these two businesses, core earnings declined $20 million compared with the first quarter of 2012 principally due to costs for the ESV program, which totaled $25 million, after tax and DAC, as well as lower account values, partially offset by favorable market performance.

U.S. VA account values declined by 9% to $65.5 billion at March 31, 2013 from $72.2 billion at March 31, 2012 due to negative net flows of $12.1 billion. International VA account values declined by 9% to $28.7 billion at March 31, 2013 from $31.4 billion at March 31, 2012 due to negative net flows of $2.7 billion.

U.S. VA annualized full surrender rate increased in the first quarter of 2013 by 4.9 percentage points to 14.5% compared to first quarter of 2012 primarily driven by the ESV program. Japan VA annualized full surrender rate increased by 6.8 percentage points to 9.6% compared to first quarter of 2012 due to improved market levels coupled with the aging of the block in Japan.

CORPORATE

Net loss in Corporate totaled $358 million in the first quarter of 2013 compared with a net loss of $96 million in the first quarter of 2012. During the quarter, the company incurred a $138 million charge, after tax, for the early extinguishment of debt and a $69 million loss on disposition, after tax, due to write-off of goodwill; there were no corresponding charges in the first quarter of 2012. In addition, first quarter 2013 restructuring and other costs totaled $10 million, after tax, compared with $6 million, after tax, in the first quarter of 2012.

Core losses in Corporate were $73 million in the first quarter of 2013, a 28% decrease from core losses of $102 million in the first quarter of 2012 due to higher investment income and lower interest expense. Interest expense totaled $107 million, before tax, in the quarter, a decrease of 14% from $124 million, before tax, in the first quarter of 2012 due to decrease in interest expense as a result of the debt refinancing in the second quarter of 2012.

INVESTMENTS
First Quarter 2013 Highlights:

•	First quarter 2013 annualized investment yield of 4.3%, flat with the first quarter of 2012

•	Excluding limited partnerships and other alternative investments, first quarter 2013 annualized investment yield was 4.1% compared with 4.2% in the first quarter of 2012

•
First quarter 2013 net impairment losses including mortgage loan loss reserves, which are not included in core earnings, were $21 million, before tax, compared with $28 million, before tax, in the first quarter of 2012

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	March 31, 2013	March 31, 2012	Change
Net investment income, excluding trading securities	$856	$1,070	(20%)
Net impairment losses including mortgage loan loss reserves	$(21)	$(28)	(25%)
Annualized investment yield[1]	4.3%	4.3%	—
Annualized investment yield, excluding limited partnerships and other alternative investments	4.1%	4.2%	(0.1)

[1] Yields, before tax, calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, repurchase agreement and dollar roll collateral, and consolidated variable interest entity non-controlling interests. Yield calculations for the three months ended March 31, 2013, exclude assets transferred due to the sales of the Retirement Plans and Individual Life businesses.

First quarter 2013 net investment income, excluding trading securities associated with the company's runoff Japan VA block, was $856 million, before tax, a 20% decrease compared with the first quarter of 2012. The reduction in first quarter 2013 net investment income was principally due to lower invested assets as a result of the sale of the Individual Life and Retirement Plans businesses in January 2013. Excluding the impact of the disposition of these businesses, net investment income decreased approximately 1% in the first quarter of 2013 compared to the first quarter of 2012.

Annualized investment yield, before tax, was 4.3% in the first quarter of 2013, flat with the first quarter of 2012, including returns on limited partnerships and other alternative investments that yielded an annualized return, before tax, of approximately 9% in the first quarter of 2013 compared with an annualized return, before tax, of approximately 8% in the first quarter of 2012. Excluding the impact of the sold businesses, the current quarter annualized investment yield, before tax, of 4.3% was higher than the first quarter 2012 annualized yield, before tax, of 4.2% and included higher returns on limited partnerships and other alternative investments.

Annualized investment yield, excluding limited partnerships and other alternative investments, declined to 4.1%, before tax, in the first quarter of 2013 compared to 4.2%, before tax, in the first quarter of 2012, primarily resulting from the impact of the assets transferred as part of the sold businesses. Excluding the impact of the sold businesses, the annualized investment yield, excluding limited partnerships and other alternative investments, was consistent with the first quarter of 2012 at 4.1%, before tax, as additional income from repurchase agreements and dollar roll transactions, a modest increase in allocation to higher yielding asset classes, and slight portfolio duration extension offset the impact of investing in the sustained low interest rate environment.

Net impairment losses for the first quarter of 2013, including mortgage loan loss reserves, totaled $21 million, before tax, compared with net losses of $28 million, before tax, in the first quarter of 2012.

Total invested assets, excluding trading securities, were $86.7 billion as of March 31, 2013 compared with $105.3 billion at Dec. 31, 2012, a 18% reduction due principally to the sale of the Retirement Plans and Individual Life businesses in early January 2013. Excluding the impact of the disposition of these businesses, invested assets, excluding trading securities, declined $1.3 billion at March 31, 2013 compared with Dec. 31, 2012.

STOCKHOLDERS’ EQUITY

The Hartford’s stockholders’ equity was $20.9 billion as of March 31, 2013, a $1.5 billion, or 7%, decrease over stockholders’ equity of $22.4 billion as of Dec. 31, 2012, reflecting first quarter 2013 net loss of $241 million, share and warrant repurchases totaling $48 million, common and preferred dividends of $55 million as well as an decrease in AOCI from $2.8 billion at Dec. 31, 2012 to $1.6 billion as of March 31, 2013.

Book value per diluted common share, which includes the dilutive effect of the company’s common stock warrants and mandatory convertible preferred stock, was $42.43 as of March 31, 2013, a decrease of 7% compared with $45.80 as of Dec. 31, 2012. Excluding AOCI, book value per diluted common share* declined 2% to $39.09 as of March 31, 2013, compared with $40.00 as of Dec. 31, 2012.

On April 1, 2013, the company's $575 million of Mandatory Convertible Preferred Stock was converted into 21.2 million shares of common equity. These shares were included in diluted share calculations for the first quarter of 2013 and therefore there is no impact on book value per diluted share as a result of this conversion.

CONFERENCE CALL

The Hartford will discuss its first quarter 2013 financial results in a conference call on Tuesday, April 30, 2013 at 9 a.m. EDT. The call, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EDT on April 30, 2013.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2013 and 10-Q filing for the quarter ended March 31, 2013, which are both available at http://ir.thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contact                    Investor Contact
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended March 31, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,425	$812	$—	$15	$—	$3,252
Fee income	—	14	164	526	3	707
Net investment income (loss)
Securities available-for-sale and other	312	97	—	434	13	856
Equity securities held for trading [1]	—	—	—	2,700	—	2,700
Total net investment income	312	97	—	3,134	13	3,556
Other revenues	68	—	—	—	—	68
Net realized capital gains (losses)	51	18	—	1,622	(96)	1,595
Total revenues	2,856	941	164	5,297	(80)	9,178
Benefits, losses, and loss adjustment expenses	1,582	639	—	444	—	2,665
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	2,700	—	2,700
Amortization of deferred policy acquisition costs	310	8	9	1,009	—	1,336
Insurance operating costs and other expenses	471	240	126	151	26	1,014
Loss on extinguishment of debt	—	—	—	—	213	213
Reinsurance loss on dispositions	—	—	—	1,505	69	1,574
Interest expense	—	—	—	—	107	107
Restructuring and other costs	—	—	1	1	16	18
Total benefits and expenses	2,363	887	136	5,810	431	9,627
Income (loss) from continuing operations before income taxes	493	54	28	(513)	(511)	(449)
Income tax expense (benefit)	142	12	10	(219)	(153)	(208)
Income (loss) from continuing operations	351	42	18	(294)	(358)	(241)
Add: Loss from discontinued operations, after tax	—	—	—	—	—	—
Net income (loss)	351	42	18	(294)	(358)	(241)
Less: DAC unlock impact on net income (loss), after tax	—	—	—	(541)	—	(541)
Less: Restructuring and other costs, after tax	—	—	(1)	(1)	(10)	(12)
Less: Income (loss) from discontinued operations, after tax	—	—	—	—	—	—
Less: Loss on extinguishment of debt, after tax	—	—	—	—	(138)	(138)
Less: Net gain (loss) on dispositions, after tax	—	—	—	44	(69)	(25)
Less: Net realized gains (losses), after tax and DAC, excluded from core earnings	33	12	(1)	43	(68)	19
Core earnings (losses)	$318	$30	$20	$161	$(73)	$456

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended March 31, 2012
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,466	$957	$—	$19	$—	$3,442
Fee income	—	15	151	916	52	1,134
Net investment income (loss)
Securities available-for-sale and other	317	99	(1)	661	(6)	1,070
Equity securities held for trading [1]	—	—	—	2,866	—	2,866
Total net investment income (loss)	317	99	(1)	3,527	(6)	3,936
Other revenues	59	—	—	—	—	59
Net realized capital gains (losses)	61	20	1	(1,007)	15	(910)
Total revenues	2,903	1,091	151	3,455	61	7,661
Benefits, losses, and loss adjustment expenses	1,643	807	—	588	—	3,038
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	2,864	—	2,864
Amortization of deferred policy acquisition costs	314	8	9	(10)	—	321
Insurance operating costs and other expenses	495	258	111	363	76	1,303
Interest expense	—	—	—	—	124	124
Restructuring and other costs	—	—	—	—	9	9
Total benefits and expenses	2,452	1,073	120	3,805	209	7,659
Income (loss) from continuing operations before income taxes	451	18	31	(350)	(148)	2
Income tax expense (benefit)	126	—	11	(180)	(52)	(95)
Income (loss) from continuing operations	325	18	20	(170)	(96)	97
Add: Income (loss) from discontinued operations, after tax	(1)	—	—	—	—	(1)
Net income (loss)	324	18	20	(170)	(96)	96
Less: Unlock benefit (charge), after tax	—	—	—	214	—	214
Less: Restructuring and other costs, after tax	—	—	—	—	(6)	(6)
Less: Loss from discontinued operations, after tax	(1)	—	—	—	—	(1)
Less: Net realized gains (losses), after tax and DAC, excluded from core earnings	41	13	—	(603)	12	(537)
Core earnings (losses)	$284	$5	$20	$219	$(102)	$426
[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended
	March 31, 2013	March 31, 2012	Change
Property & Casualty Commercial	$224	$162	38%
Consumer Markets	73	102	(28)%
P&C Other Operations	21	20	5%
Total P&C core earnings (losses)	318	284	12%
Group Benefits core earnings	30	5	NM
Mutual Funds core earnings	20	20	—%
Talcott Resolution core earnings	161	219	(26)%
Corporate core losses	(73)	(102)	(28)%
CONSOLIDATED CORE EARNINGS	456	426	7%
Add: Unlock benefit (charge), after tax	(541)	214	NM
Add: Restructuring and other costs, after tax	(12)	(6)	100%
Add: Loss from discontinued operations after tax	—	(1)	(100)%
Add: Loss on extinguishment of debt, after tax	(138)	—	100%
Add: Loss on dispositions after tax	(25)	—	100%
Add: Net realized capital gains (losses), after tax and DAC, excluded from core earnings [1]	19	(537)	NM
Net income (loss)	$(241)	$96	NM
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders and assumed conversion of preferred shares	$0.92	$0.87	6%
Less: Difference arising from shares used for the denominator between net loss and core earnings	0.04	—	100%
Add: Unlock benefit (charge), after tax	(1.15)	0.46	NM
Add: Restructuring and other costs, after tax	(0.03)	(0.01)	NM
Add: Income (loss) from discontinued operations	—	(0.01)	100%
Add: Loss on extinguishment of debt, after tax	(0.29)	—	100%
Add: Net realized capital gains (losses), after tax and DAC, excluded from core earnings [1]	(0.02)	(1.15)	(98)%
Less: Assumed conversion of preferred dividends	(0.03)	(0.02)	50%
Net income (loss) available to common shareholders	$(0.58)	$0.18	NM
Talcott Resolution Unlock benefit (charge), after tax	$(541)	$214	NM
[1] NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for the first quarter of 2013, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI as of March 31, 2013 and December 31,
2012, is set forth below.

	As of
	March 31, 2013	December 31, 2012	Change
Book value per diluted common share, including AOCI	$42.43	$45.80	(7)%
Less: Per diluted share impact of AOCI	3.34	5.80	(42)%
Book value per diluted common share, excluding AOCI	$39.09	$40.00	(2)%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result. A combined ratio above 100% indicates a negative underwriting result. The combined ratio before catastrophes and prior year development represents the combined ratio for the current accident year, excluding the impact of catastrophes and prior year development. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	Three Months Ended
	March 31, 2013	March 31, 2012
P&C Commercial
Combined ratio	94.0	99.7
Catastrophe ratio	0.4	2.2
Non-catastrophe prior year development	0.5	1.1
Combined ratio before PYD & catastrophes	93.1	96.4

Consumer Markets
Combined ratio	92.0	87.0
Catastrophe ratio	3.1	2.8
Non-catastrophe prior year development	0.2	(4.5)
Combined ratio before PYD & catastrophes	88.6	88.8

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended March 31, 2013 and 2012, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in The Hartford's Investor Financial Supplement for the first quarter of 2013.
Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended March 31, 2013 and 2012 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended March 31, 2013 and 2012, is set forth below.

	Three Months Ended
	March 31, 2013	March 31, 2012
P&C Commercial
Net income	$253	$189
Less: Loss from discontinued operations, after tax	—	(1)
Less: Net realized capital gains	43	43
Add: Income tax expense	99	66
Less: Net servicing income	6	4
Less: Other expenses	(28)	(30)
Less: Net investment income	240	235
Underwriting gain	$91	$4

Consumer Markets
Net income	$77	$108
Less: Net realized capital gains	7	7
Add: Income tax expense	36	51
Less: Net servicing income	9	6
Less: Other expenses	(12)	(15)
Less: Net investment income	37	43
Underwriting gain	$72	$118

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company's current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, a sustained low interest rate environment, higher tax rates and other potentially adverse developments on financial, commodity and credit markets and consumer spending and investment and the effect of these events on our returns in investment portfolios and our hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with our strategic realignment to focus on our property and casualty, group benefits and mutual fund businesses, place our Individual Annuity business into run-off and sell the Individual Life, Woodbury Financial Services and the Retirement Plans businesses, including potential constraints on our ability to deploy capital as and when planned; execution risk related to the continued repositioning of our investment portfolios and refinement of our hedge program for our run-off annuity block; the future capital self-sufficiency of the company's Talcott Resolution businesses; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which, among other effects, vests a Financial Stability Oversight Council with the power to designate “systemically important” institutions, will require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury; unfavorable judicial or legislative developments; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company's products, operating costs and required capital levels; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the company's ability to protect its intellectual property and defend against claims of infringement; the company's ability to implement its capital plan; and other factors described in such forward-looking statements and other factors described in The Hartford's 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.